Exhibit 99(A) Page 1
GORMAN-RUPP REPORTS RECORD EARNINGS AND SALES FOR FIRST QUARTER 2006
Mansfield, Ohio – April 26, 2006 – The Gorman-Rupp Company (AMEX:GRC) reported record net income of $4,538,000 for the first quarter ended March 31, 2006 compared to $1,654,000 during the first quarter of 2005 resulting in earnings per share of $0.42 compared to $0.15 in 2005. The Company also achieved record sales of $67,087,000 during the first quarter compared to $52,037,000 during the same period in 2005, an increase of 28.9%.
Higher sales during the first quarter of 2006 primarily reflected increases at the Company’s Mansfield Division and its subsidiaries Patterson Pump Company and Gorman-Rupp of Canada Limited. Double-digit percentage increases in the fire protection, municipal and international markets, along with shipment of fabricated components to the original equipment manufacturer market contributed to the record sales.
A record $98.6 million in backlog of orders at March 31, 2006, reflects a 10.8% increase from the backlog of a year ago and is 4.8% higher than at December 31, 2005. Nearly all of the current backlog is expected to ship during 2006.
The Company continues to support its increased working capital requirements through internally generated funds and remains financially strong with no bank debt.
President and CEO Jeffrey Gorman stated, “We are extremely pleased with the record sales and earnings for the first quarter and the improvement in profitability at Patterson Pump Company. The first quarter continued to build on the momentum that began in the fourth quarter of last year. The record backlog at the end of the quarter should position the Company for continued strength in the coming months.”
David P. Emmens
Corporate Secretary
The Gorman-Rupp Company
Telephone (419) 755-1477
For additional information contact Robert E. Kirkendall, Sr.VP & CFO, Telephone (419) 755-1294.
The Gorman-Rupp Company designs, manufactures and sells pumps and related equipment (pumps and motor controls) for use in water, wastewater, construction, industrial, petroleum, original equipment, agriculture, fire protection, heating ventilating and air conditioning (HVAC), military and other liquid handling applications.

Exhibit 99(A) Page 2
The Gorman-Rupp Company and Subsidiaries
Condensed Consolidated Statements of Income (unaudited)
(in thousands of dollars, except per share data)

	Three Months Ended March 31,

	2006	2005

Net sales	$67,087	$52,037
Cost of products sold	52,137	42,252

Gross Profit	14,950	9,785

Selling, general and administrative expenses	8,106	7,431

Operating Income	6,844	2,354
Other income (expense) — net	204	270

Income Before Income Taxes	7,048	2,624
Income taxes	2,510	970

Net Income	$4,538	$1,654

Basic and Diluted Earnings Per Share	$0.42	$0.15
The Gorman-Rupp Company and Subsidiaries
Condensed Consolidated Balance Sheets (unaudited)
(in thousands of dollars)

	March 31,	December 31,
	2006	2005
Assets

Cash and short-term investments	$11,715	$11,540
Accounts receivable	47,967	41,473
Inventories	54,192	52,403
Deferred income taxes and other current assets	4,594	5,085

Total Current Assets	118,468	110,501

Property, Plant and Equipment — Net	50,690	51,505

Other	17,615	17,535

Total Assets	$186,773	$179,541

Liabilities and Shareholders’ Equity

Accounts payable	$11,326	$9,835
Accrued liabilities and expenses	21,113	18,384

Total Current Liabilities	32,439	28,219

Postretirement Benefits	23,549	23,255

Deferred Income Taxes	1,019	1,019

Shareholders’ Equity	129,766	127,048

Total Liabilities and Shareholders’ Equity	$186,773	$179,541

Shares outstanding	10,685,697	10,685,697